Voting Results of Recent Fund Shareholder Meetings

FIDELITY INVESTMENTS

FIDELITY COURT STREET TRUST II

SPARTAN CONNECTICUT MUNICIPAL MONEY MARKET FUND

MARCH 13, 2002

1. To approve an Agreement and Plan of Reorganization between Spartan Connecticut Municipal Money Market Fund and Fidelity Connecticut Municipal Money Market Fund.

No. of Dollars % of Dollars % of Dollars Voted	Affirmative 87,001,993.77 47.193% 83.782%	Against 14,342,171.56 7.780% 13.811%	Abstain 2,499,494.67 1.356% 2.407%	TOTAL 103,843,660.00 56.329% 100.000%

FUND TOTALS: DOLLARS

RECORD TOTAL $ 184,352,703.08

VOTED DOLLARS $ 103,843,660.00

PERCENT VOTED 56.329%